Execution Copy

STOCK PURCHASE AGREEMENT

BY AND AMONG

COUNTRY ROAD COMMUNICATIONS LLC

AS SELLER

AND

OTELCO INC.
AS BUYER

DATED AS OF August 7, 2008

Purchase of All the Outstanding Capital Stock of
PINE TREE HOLDINGS, INC.,
GRANBY HOLDINGS, INC.
and
WAR HOLDINGS, INC.

TABLE OF CONTENTS

		Page
10.9	Privilege and Related Matters	45
10.10	Governing Law	45
10.11	Amendments and Waivers	45
10.12	Severability	45
10.13	Construction	45
10.14	Incorporation of Exhibits and Disclosure Schedule	45

Execution Copy

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into this 7th day of August, 2008 (the “Agreement Date”), by and among Otelco Inc., a Delaware corporation (“Buyer”) and Country Road Communications LLC (the “Seller”). The Buyer and the Seller are hereinafter sometimes referred to collectively as the “Parties” or singly as a “Party.”

WHEREAS, the Seller owns all of the issued and outstanding capital stock (the “Shares”) of each of Pine Tree Holdings, Inc. (“Pine Tree Holdings”), Granby Holdings, Inc. (“Granby Holdings”) and War Holdings, Inc. (“War Holdings” and, together with Pine Tree Holdings and Granby Holdings, the “Companies” and each a “Company”); and

WHEREAS, the Seller wishes to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Seller, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the definitions set forth below:

“Agreed Closing Statement” has the meaning set forth in Section 2.4(a).

“Agreement” means this Stock Purchase Agreement (including the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.11.

“Agreement Date” has the meaning set forth in the preface above.

“Audited Financial Statements” has the meaning set forth in Section 3.5.

“Balance Sheet Date” has the meaning set forth in Section 3.5.

“Benefit Plans” has the meaning set forth in Section 3.21.

“Business” means the telecommunications businesses conducted by the Companies and the Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are permitted or required to be closed in New York, New York.

“Buyer” has the meaning set forth in the preface above.

“CALEA” has the meaning set forth in Section 3.13(d).

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Communication Laws” means the Communications Act or the rules, regulations, orders and published policies of the FCC and all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions and writs of any State PUC or municipal Government Entity that regulates telecommunications and has jurisdiction over the business and operations of any Company or Subsidiary.

“Communications Licenses” has the meaning set forth in Section 3.13(a).

“Company” and “Companies” have the meanings set forth in the preface above.

“Company Benefit Plans” has the meaning set forth in Section 6.17.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated November 5, 2007 by and between the Seller and the Buyer.

“Contracts” has the meaning set forth in Section 3.16.

“Current Assets” shall be as set forth on Schedule 2.3.

“Current Liabilities” shall be as set forth on Schedule 2.3.

“Current Premium” has the meaning set forth in Section 6.8.

“Cut-Off Date” has the meaning set forth in Section 9.1.

“Disclosure Schedule” has the meaning set forth in Article III.

“Environmental Laws” means all applicable Laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental entity which prohibit, regulate or control any environmental, health or safety activity or Hazardous Substance, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act and the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing.

“Equipment” has the meaning set forth in Section 3.9.

“Escrow Agent” means the escrow agent serving in such capacity under the Escrow Agreement and the Special Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 2.7(b).

“Escrow Amount” has the meaning set forth in Section 2.7(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC” means the Federal Communications Commission.

“Final Closing Statement” has the meaning set forth in Section 2.4(c).

“Final Purchase Price” has the meaning set forth in Section 2.2.

“Financial Statements” has the meaning set forth in Section 3.5.

“Financing Commitments” has the meaning set forth in Section 4.6.

“Firms” has the meaning set forth in Section 10.9.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, subject to adjustments customary for the telecommunications industry and, with respect to Interim Financial Statements and the financial statements provided in accordance with Section 6.12 hereof, year end and consolidating adjustments and the omission of footnotes.

“Governmental Entity” means any government or subdivision thereof, whether domestic or foreign, or any administrative, governmental or regulatory authority, agency, department, division, commission, court, tribunal or body, whether domestic, foreign or multinational.

“Granby Holdings” has the meaning set forth in the preface.

“Hazardous Substance” means any chemical, substance, waste, toxic or hazardous material, pollutant, or contaminant, regardless of quantity, the use, storage, handling, Release, disposal, treatment or transportation of which is regulated under Environmental Laws, including but not limited to petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountants” has the meaning set forth in Section 2.4(c).

“Insurance Policies” has the meaning set forth in Section 3.26.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Interim Financial Statements” has the meaning set forth in Section 3.5.

“Inventory” has the meaning set forth in Section 3.11.

“IRS” has the meaning set forth in Section 3.21(a).

“Knowledge of Buyer” means that one of the persons listed on Exhibit 1.1(a) (i) actually is aware of a particular fact or matter or (ii) the knowledge such person would reasonably be expected to have as a result of the performance of his or her duties in his or her capacity as the person with the position listed for him or her on Exhibit 1.1(a).

“Knowledge of Seller” means that one of the persons listed on Exhibit 1.1(b) (i) actually is aware of a particular fact or matter or (ii) the knowledge such person would reasonably be expected to have as a result of the performance of his or her duties in his or her capacity as the person with the position listed for him or her on Exhibit 1.1(b).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.15.

“Liens” means mortgages, deeds of trust, pledges, liens, encumbrances, charges, or other security interests, other than (i) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (ii) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Local Authorizations” has the meaning set forth in Section 3.13(a).

“Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means with respect to the Buyer or a Company or any of its Subsidiaries, as the case may be, any event, development, state of facts, occurrence or change that would, individually or in the aggregate, (i) result in a material adverse effect on the business, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole or (ii) prevent or delay the consummation by the Companies of the transactions contemplated by this Agreement, in each case, other than any such effect attributable to or resulting from (A) any change in law or any change in the rules or regulations of or interpretations of law by the FCC, the MPUC, the MDTC, the NHPUC, the PSCWVA or any other state public utility commission or other Governmental Entity; provided that such change does not have a disproportionate effect on the Companies and the Subsidiaries relative to private companies in the rural telecommunications industry, (B) any action or omission of any of the Companies or the Buyer or any subsidiary of any Party taken with the express prior written consent of the other Party hereto, (C) any expenses incurred by such party where such expenses are contemplated by or reasonably incurred in connection with this Agreement or the transactions contemplated hereby, or (D) any change resulting from the announcement or pending nature of the transactions contemplated by this Agreement or the compliance by such Party with the terms of, or the taking of any such action by such Party required by, this Agreement.

“Material Owned Real Property” means Real Property owned by a Company or Subsidiary, listed on Schedule 3.14 and marked with an asterisk.

“MDTC” means the Massachusetts Department of Telecommunications and Cable.

“MPUC” means the Maine Public Utilities Commission.

“Net Working Capital” has the meaning set forth in Section 2.5.

“NHPUC” means the New Hampshire Public Utilities Commission.

“Notice of Objection” has the meaning set forth in Section 2.4(a).

“Ordinary Course of Business” means the ordinary course of business materially consistent with past custom and practice (including with respect to quantity and frequency) or with the business plan, as the case may be, of a Company and its Subsidiaries.

“Party” has the meaning set forth in the preface above.

“Permits” has the meaning set forth in Section 3.23.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges or levies not yet due, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by Law and created in the Ordinary Course of Business, (iii) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Real Property or interfering with the ordinary conduct of the Business, (v) Liens arising out of liabilities reflected on the Financial Statements, and (vi) those Liens, if any, listed on Schedule 3.8.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

“Pine Tree Holdings” has the meaning set forth in the preface.

“PSCWVA” means the Public Services Commission of West Virginia.

“Real Property” means any real property owned or leased by a Company or any Subsidiary.

“Regulatory Permits” has the meaning set forth in Section 3.13(a).

“Release” shall have the meaning assigned it at 42 U.S.C. Section 9601(22) without giving effect to exception (A) therein.

“Revised Closing Statement” has the meaning set forth in Section 2.4(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Shares” has the meaning set forth in the preface above.

“Software” means all material computer software used by any of the Companies or any of the Subsidiaries in the conduct of the Business.

“Special Escrow Agreement” has the meaning set forth in Section 2.7(b).

“Special Escrow Amount” has the meaning set forth in Section 2.7(b).

“State Licenses” has the meaning set forth in Section 3.13(a).

“State PUCs” means collectively, the MPUC, the MDTC, the NHPUC and PSCWVA.

“Subsidiary” means any corporation, partnership, limited liability company or other business entity with respect to which any of the Companies (or a Subsidiary thereof), directly or indirectly, owns a majority of the ownership interests therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.

“Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

“Trademarks” has the meaning set forth in Section 3.12(a).

“War Holdings” has the meaning set forth in the preface above.

1.2 Use of Words and Phrases. “Herein,” “hereby,” “hereunder,” “hereof,” “hereinabove,” “hereinafter” and other equivalent words refer to this Agreement as a whole and not solely to the particular Section of this Agreement in which any such word is used. The definitions set forth in Section 1.1 hereof include both the singular and the plural. Whenever used in this Agreement, any pronoun shall be deemed to include both singular and plural and to cover all genders. All references to dollars in this Agreement shall mean U.S. dollars.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Shares.

2.2 Purchase Price. The aggregate purchase price for the Shares shall be $101,329,000 in cash (the “Closing Purchase Price” and, after giving effect to any adjustment in accordance with Section 2.3, the “Final Purchase Price”).

2.3 Closing Statement; Revised Closing Statement.

(a) As soon as practicable and in no event less than five (5) Business Days prior to the Closing Date, after consultation with the Buyer, the Seller shall deliver to the Buyer a statement (the “Closing Statement”) prepared in accordance with the books and records of each Company and its Subsidiaries setting forth the Net Working Capital as estimated as of the open of business on the Closing Date and as determined in accordance with the format shown on Schedule 2.3 and consistent in all respects with the definitions of Current Assets and Current Liabilities contained in this Agreement. Based on the Closing Statement, at Closing the Closing Purchase Price shall be subject to (i) reduction (on a dollar for dollar basis) if the Net Working Capital as shown on the Closing Statement is less than $2,500,000 or (ii) increase (on a dollar for dollar basis) if the Net Working Capital as shown on the Closing Statement is greater than $3,000,000. In the event that the Net Working Capital is equal to or greater than $2,500,000 but equal to or less than $3,000,000, no adjustment shall be made.

(b) Within forty five (45) days after the Closing Date, the Buyer shall prepare, in and after consultation with the Seller, and deliver to the Seller a statement (the “Revised Closing Statement”) setting forth its determination of the Net Working Capital as of the open of business on the Closing Date as determined in accordance with the format shown on Schedule 2.3 and consistent in all respects with the definitions of Current Assets and Current Liabilities in this Agreement. If the amount shown by the Buyer to be Net Working Capital on the Revised Closing Statement is different than the amount shown on the Closing Statement, the Final Purchase Price shall be readjusted promptly (on a dollar for dollar basis) in accordance with Schedule 2.3 using the amount shown to be Net Working Capital on the Agreed Closing Statement or the Final Closing Statement, as applicable. To the extent any readjustment is made, then, within five (5) days after such final determination is made, either party will pay the other (in immediately available funds) in accordance with the provision above.

2.4 Adjustment Procedure.

(a) Revised Closing Statement Review. During the thirty (30) days immediately following delivery of the Revised Closing Statement, the Seller shall be entitled to review the Revised Closing Statement and any working papers, financial records, trial balances and similar materials relating to the Revised Closing Statement prepared by the Buyer or by Persons retained by it, and the Buyer shall provide the Seller with access to the principal office and the personnel, properties, books and records of each Company and its Subsidiaries, during normal business hours. The Revised Closing Statement prepared by the Buyer shall become final and binding (the “Agreed Closing Statement”) upon the parties hereto on the thirty-first day following receipt thereof by the Seller, unless the Seller gives written notice to the Buyer of its objection to the Revised Closing Statement (a “Notice of Objection”) prior to such thirty-first day. Any Notice of Objection shall specify in reasonable detail the nature of any objection so asserted.

(b) Closing Statement Dispute Resolution. During the fifteen (15) days immediately following the delivery of any Notice of Objection, the Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Objection. During such period, the Buyer and the Seller shall each have access to the other party’s working papers, financial records, trial balances and similar materials prepared (by such other party or Persons retained by it) in connection with the other party’s preparation of the Revised Closing Statement or the Notice of Objection, as the case may be. The matters set forth in any such written resolution shall be final and binding on the parties hereto on the date of such written resolution.

(c) If the Buyer and the Seller are unable to agree upon any of the items set forth on the Revised Closing Statement, within the fifteen day period referred to in Section 2.4(b), the parties shall mutually engage and submit any unresolved dispute to, and the same shall be finally and conclusively resolved in accordance with the provisions of this Agreement by Ernst & Young or Deloitte Touche, or such other accounting firm of national reputation, in either case, as shall be mutually acceptable to the Buyer and the Seller (the “Independent Accountants”). Each party shall be afforded the opportunity to prepare and submit a written report to the Independent Accountants. The Buyer and the Seller will instruct the Independent Accountants to determine and report in writing to the Buyer and the Seller as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Revised Closing Statement within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the Buyer and the Seller. The statement setting forth such final and binding determination of the Net Working Capital as of open of business on the Closing Date is hereinafter referred to as the “Final Closing Statement.” The fees and disbursements of the Independent Accountants shall be payable one-half by the Seller, on the one hand, and one-half by the Buyer, on the other hand.

2.5 Certain Definitions. “Net Working Capital” means the sum of the respective amounts of the consolidated Current Assets of the Companies and their respective Subsidiaries minus the sum of the respective amounts of the consolidated Current Liabilities of the Companies and their respective Subsidiaries as of the open of business on the Closing Date, as determined in accordance with the format shown on Schedule 2.3 and consistent in all respects with the definitions of Current Assets and Current liabilities contained in this Agreement.

2.6 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 1105 North Market Street, Suite 1600, Wilmington, Delaware, commencing at 9:00 a.m. local time on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place and date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than December 31, 2008, as such date may be extended by the mutual agreement of the Parties.

2.7 Actions Prior to or at Closing. At least two (2) Business Days prior to the Closing, the Seller shall provide to the Buyer (i) a payoff letter from each holder of indebtedness listed on Schedule 2.7(b)(ii) indicating the amount required to discharge such indebtedness, including wire transfer instructions. At the Closing,

(a) the Seller will deliver to the Buyer

(i) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank;

(ii) a receipt for the Closing Purchase Price; and

(iii) the various certificates, instruments and documents referred to in Section 7.1, and

(b) the Buyer will deliver

(i) to the Escrow Agent, $6,300,000 (the “Escrow Amount”) to be held by the Escrow Agent in a separate account pursuant to the Escrow Agreement in the form annexed hereto as Exhibit 2.7(b) (the “Escrow Agreement”) to provide for a source of the satisfaction of Seller’s obligations, if any, under Sections 2.4 and 9.2 of this Agreement, as well as any payments due to Buyer under the Special Escrow Agreement in excess of the Special Escrow Amount;

(ii) to any holders of indebtedness listed on Schedule 2.7(b)(ii), the amount set forth in the payoff letters referenced in the first sentence of this Section 2.7;

(iii) to the Escrow Agent, $1,300,000 (the “Special Escrow Amount”) to be held by the Escrow Agent in a separate account pursuant to the Special Escrow Agreement in the form annexed hereto as Exhibit 2.7(b)(iii) (the “Special Escrow Agreement”) to be released in accordance with the terms of the Special Escrow Agreement.

(iv) to the Seller, the remainder of the Closing Purchase Price, after giving effect to clauses (i), (ii) and (iii) above, by wire transfer in immediately available funds as directed by the Seller; and

(v) to Seller, the various certificates, instruments and documents referred to in Section 7.2.

The amount held by the Escrow Agent under Section 2.7(b)(i) will bear interest at the rate provided for in the Escrow Agreement and, subject to the provisions of the Escrow Agreement, shall be paid to Seller on the first anniversary of the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the Agreement Date and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule identified in this Article III “Disclosure Schedule”). The numbering of the Disclosure Schedule will correspond to the numbered Sections contained in this Article III.

3.1 Capacity of Seller. The Seller is a limited liability company duly formed and validly existing under the laws of the State of Delaware. The Seller has full limited liability company power and authority to conduct its business as it is presently conducted, to enter into this Agreement, to carry out the Seller’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and assuming due execution and delivery by the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally or by general principles of equity.

3.2 Organization, Qualification, and Power. Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Schedule 3.2 contains a list of each Company’s Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Company and its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction in which the character and location of their respective properties or the nature of their respective businesses require qualification, except where the lack of such qualification would not have a Material Adverse Effect. Each Company and its Subsidiaries have full legal power and authority to own their respective properties and to carry on that portion of the Business they presently are conducting. The Seller has previously delivered or made available to the Buyer complete and correct copies of (i) the articles of incorporation and bylaws of each Company and its Subsidiaries (or comparable organizational documents) and all amendments thereto, (ii) the minutes of board of directors meetings and shareholder meetings of each Company and each Subsidiary in the possession of the Seller and (iii) organizational documents, agreements of partnership, buy-sell agreements, shareholder agreements, shareholder control agreements and other similar documents and agreements applicable to each Company and its Subsidiaries and in the possession of the Seller. Such documents are in full force and effect.

3.3 Capitalization; Constituent Documents. The authorized capital of Pine Tree Holdings consists of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are issued and outstanding. The authorized capital of Granby Holdings consists of 1,000 shares common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. No shares of the capital stock of any of the Companies are preferred shares or held as treasury shares. The authorized capital of War Holdings consists of 1,000 shares of common stock, $0.01 par value per share, of which 100 shares are issued and outstanding. The record owners of all of the issued and outstanding capital stock or other equity interests of each of the Subsidiaries are as listed on Schedule 3.3. Except as set forth on Schedule 3.3, all of the Shares have been duly authorized and are validly issued, fully paid and nonassessable, free and clear of preemptive (or similar) rights and are held free and clear of any Liens, other than Permitted Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Companies or any of the Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Company or its Subsidiaries. Except as set forth on Schedule 3.3, there are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person with respect to the voting of, or right to participate in dividends or other earnings, on any capital stock of any Company or Subsidiary.

3.4 Noncontravention. Except as set forth on Schedule 3.4, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which any Company or any Subsidiary is subject, or (ii) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arrangement to which a Company or a Subsidiary is a party, by which such Company or Subsidiary is bound or to which any of their assets are subject (or result in the imposition of any Lien upon any of their assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the articles of incorporation or bylaws (or similar governing documents) of the Companies or the Subsidiaries. Other than in connection with (i) the provisions of the HSR Act and state securities laws, (ii) the necessary notices to and approvals or consents of the State PUCs and the FCC, and (iii) the necessary notices to and approvals and consents, if any, of other state public utility commissions or similar state regulatory bodies pursuant to applicable state laws regulating the telephone or other telecommunications business, none of the Seller, the Companies or the Subsidiaries are required to give notice to, file with or obtain authorization, consent or approval of any Governmental Entity in order for the Seller to perform its obligations under this Agreement, except where the failure to give such notice to file or to obtain such authorization, consent or approval would not have a Material Adverse Effect.

3.5 Financial Statements. The Seller has heretofore furnished the Buyer with true and complete copies of (i) the unaudited consolidated balance sheets and income statements of each of the Companies and its respective Subsidiaries for the fiscal years ended December 31, 2006 and December 31, 2007, and (ii) the unaudited consolidated balance sheet and income statement of each of the Companies and its respective Subsidiaries for the one month and four month periods ended April 30, 2008 ((the “Interim Financial Statements”) such date, the “Balance Sheet Date”). The financial statements referred to in clauses (i)-(ii) above are collectively referred to herein as the “Financial Statements”. Except as disclosed therein, the Financial Statements, insofar as they related to any of the Companies and its respective Subsidiaries, are complete and correct in all material respects, have been prepared on a consistent basis and present fairly the financial position and operating results of the respective entity as of the dates, and during such periods, indicated therein, subject to the disclosures set forth on Schedule 3.5. Notwithstanding the foregoing, the occurrence of any event or action, or the incurring of any claim or liability, that adversely affects the financial position or operating results of the Companies or the Subsidiaries as of the dates, and during the periods, covered by, and as presented in, the Financial Statements shall not constitute a breach of or an inaccuracy in this Section 3.5 if said event, action, claim or liability is the subject of or is covered by another Section within this Article III (e.g., litigation is the subject of and is covered by Section 3.19) and the occurrence or incurring thereof does not constitute a breach of or inaccuracy in such other Section.

3.6 Absence of Changes. Except as set forth on Schedule 3.6, and as contemplated hereby, since December 31, 2007 and through the Agreement Date, (i) none of the Companies nor any of the Subsidiaries has suffered any Material Adverse Effect; (ii) none of the Companies nor any of the Subsidiaries has entered into any transaction that was not in the Ordinary Course of Business; (iii) except for sales of goods and services in the Ordinary Course of Business, there has been no sale, assignment, transfer, mortgage, pledge, encumbrance or lease of any material asset or property including capital stock of a Company or any of its Subsidiaries; (iv) there has been no material change in Tax or financial accounting methods or practices from those used in the preparation of the most recently filed Tax Returns or the Financial Statements, or revaluation of any asset of any Company or any of its Subsidiaries (other than accounts receivable written down in the Ordinary Course of Business); (v) there has been no material damage, destruction to or loss of, physical property adversely affecting the Business; (vi) there has been no material loan by any Company or any of its Subsidiaries, or guaranty by any Company or any of its Subsidiaries of any loan, to any employee of any Company or any of its Subsidiaries; (vii) none of the Companies nor any of the Subsidiaries have ceased to transact business with any customer that, as of the date of such cessation, represented more than five percent (5%) of the annual gross revenues of the applicable Company; (viii) none of the Companies nor any of the Subsidiaries have failed to satisfy any of its debts, obligations or liabilities related to the assets of the applicable Company as the same became due and payable (except for accounts payable which are paid in accordance with past practices and in the Ordinary Course of Business); (ix) no material Contract has been accelerated, suspended, terminated, modified or cancelled; (x) none of the Companies nor any of the Subsidiaries has canceled any debts or waived any claims or rights with a value greater than $25,000; (xi) none of the Companies nor any of the Subsidiaries has disposed of or permitted to lapse any rights to the use of any patent, trademark, trade name or copyright; (xvi) none of the Companies nor any of the Subsidiaries has entered, amended, modified or terminated any employment, collective bargaining or noncompetition agreement or Benefit Plan or made any changes in the terms of employment, compensation or benefits of any of its directors, officers or employees, except for entering into, amending, modifying or terminating such agreements and making such changes in the Ordinary Course of Business, (xvii) none of the Companies nor any of the Subsidiaries has failed to maintain in full force and effect all existing policies of insurance at least at such levels as were in effect prior to such date or canceled any such insurance or, to the Knowledge of Seller, taken or failed to take any action that would enable the insurers under such policies to avoid liability to claims arising our of occurrences prior to the Closing; and (xviii) there has been no agreement or commitment by any Company or any of its Subsidiaries to do any of the foregoing.

3.7 No Undisclosed Liabilities. None of the Companies nor any of the Subsidiaries has any liability or obligation of the type that would be required to be reflected on a balance sheet of such entity prepared in accordance with GAAP except (i) as set forth on Schedule 3.7; (ii) debts, liabilities and obligations incurred in the Ordinary Course of Business after the Balance Sheet Date, that would not have a Material Adverse Effect, (iii) liabilities reflected on the Financial Statements, and (iv) those debts, liabilities or obligations incurred as a result of the transactions contemplated hereby. Notwithstanding the foregoing, no debt, liability or obligation shall constitute a breach of or an inaccuracy in this Section 3.7 if said debt, liability or obligation is the subject of or is covered by another Section within this Article III (e.g., litigation is the subject of and is covered by Section 3.19) and the existence of said debt, liability or obligation does not constitute a breach or inaccuracy in such other Section.

3.8 Title to Properties. Except as set forth on Schedule 3.8, each Company and each Subsidiary has good and marketable title to all its owned Real Property and tangible personal property and assets used in the Business, and valid leasehold interests to all of its leased property used in the Business, in each case free and clear of any and all Liens other than Permitted Liens. The existence of mortgages, security interests, encumbrances and other Liens, other than those expressly set forth in this Agreement, shall not be objections to title, provided that properly executed instruments, in recordable form, necessary to satisfy the same are delivered to the Buyer at Closing.

3.9 Equipment, Etc. Except as set forth on Schedule 3.9, all items of tangible personal property (including computer hardware) used in the operation of the Business (the “Equipment”), in the aggregate, are in satisfactory condition and repair, ordinary wear and tear excepted, so as to operate the Business in the manner in which it is now operated by the Companies and the Subsidiaries.

3.10 Receivables. Except as set forth on Schedule 3.10, all of the trade receivables and notes receivable which are reflected on the Financial Statements or which arose subsequent to December 31, 2007, arose out of bona fide, arms-length transactions and, to the Knowledge of Seller, all such receivables are good and collectible (or have been collected) in the Ordinary Course of Business in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. To the Knowledge of Seller, all such reserves, allowances and discounts were and are adequate.

3.11 Inventory. To the Knowledge of Seller, all inventory of the Companies and the Subsidiaries which is held for use, sale or resale (the “Inventory”) consists of items of a quantity and quality historically useable and/or saleable in the Ordinary Course of Business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down on the Financial Statements to estimated net realizable value in accordance with the Ordinary Course of Business.

3.12 Intellectual Property.

(a) List of Intellectual Property. Schedule 3.12 sets forth an accurate and complete list of all of the following which are used in the Business or in which any of the Companies or the Subsidiaries claim any ownership rights: (i) all trademarks, service marks, trade names, trade dress, domain names and other indicia of origin, and all registrations and pending applications to register any of the foregoing (collectively, together with the associated good will of each, “Trademarks”); (ii) all patents and the pending patent applications (provisional or non-provisional) and any division, continuation or continuation-in-part thereof; (iii) all copyrights and all copyrightable works, and all registrations, applications for registration, extensions and renewals thereof; (iv) all licenses of rights in Trademarks, patents, copyrights and other intellectual property, whether to or by any Company or any Subsidiary (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to any of the Companies or Subsidiaries in the Ordinary Course of Business and easily obtainable without material expense); and (v) all Software developed by any Company or any Subsidiary. The rights required to be so identified, together with all proprietary know how and trade secrets which are material to any Company, any Subsidiary or the Business, are referred to herein collectively as the “Intellectual Property.”

(b) Ownership of Intellectual Property. Either a Company and/or a Subsidiary has the sole, exclusive and irrevocable title to, or is duly authorized to use, the Intellectual Property, and, except for as set forth on Schedule 3.12, has not granted any liens, mortgages or encumbrances thereon or thereto. The Intellectual Property is valid and enforceable and has been maintained in good standing, and no Company or Subsidiary has undertaken or omitted to undertake any acts and, to the Knowledge of Seller, no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of such Intellectual Property.

(c) Intellectual Property Disputes. Except as set forth on Schedule 3.19, there are no pending or, to the Knowledge of Seller, threatened, claims (whether orally or in writing), that any Company or Subsidiary has infringed, misappropriated, diluted or violated any intellectual property rights of any third party. The use of the Intellectual Property by any Company or Subsidiary has not and does not infringe upon, misappropriate, dilute or violate the intellectual property rights of any third party. To the Knowledge of Seller, (i) the Intellectual Property has not been and is not being infringed, misappropriated, diluted or violated by any third party and, (ii) no circumstances or grounds exist that would indicate that the Intellectual Property is about to be so infringed, misappropriated, diluted or violated.

(d) Computer Software. The Seller has heretofore furnished the Buyer with a list of all Software (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to any of the Companies or Subsidiaries in the Ordinary Course of Business and easily obtainable without material expense). Either a Company and/or a Subsidiary currently owns or licenses, or otherwise have the legal right to use, all of the Software (including any upgrade, alteration or enhancement with respect thereto), and to the Knowledge of Seller, all of the Software is being used in compliance with applicable licenses or other agreements.

3.13 Communications Regulatory Matters.

(a) Except as set forth in Schedule 3.13(a)(i), each of the Companies or their respective Subsidiaries has all permits, licenses, variances, exemptions, waivers, orders, approvals, concessions, registrations and other authorizations issued or provided by each Governmental Entity that regulates telecommunications in each applicable jurisdiction (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, “Communications Licenses”), including (i) the FCC; (ii) the State PUCs, as applicable (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “State Licenses”); and (iii) all permits, licenses, franchises, approvals, rights-of-way or other authorizations issued or provided by the appropriate municipal governmental entities (together with any renewals, extensions, or modifications thereof and any additions thereto made as of the Closing Date, the “Local Authorizations” together with the Communications, Licenses and the State Licenses the “Regulatory Permits”); in each case that are required for the conduct of the Business and to the extent that any failure to hold such Regulatory Permits would not have a Material Adverse Effect. Schedule 3.13(a)(ii) sets forth a true, correct and complete list of all of the Communications Licenses and correctly specifies the expiration date of each Communications License in effect as of the Agreement Date. No Company is required to obtain or hold in its own name any Communication Licenses in order for its Subsidiaries to conduct business as presently conducted.

(b) Except as set forth in Schedule 3.13(b), each of the Communications Licenses was duly issued, is valid and in full force and effect, has not been suspended, canceled, revoked or modified in any materially adverse manner and is not subject to conditions or requirements that are not generally imposed on such authorizations.

(c) Except as set forth in Schedule 3.13(c), (i) each holder of a Communications License is in material compliance with, and the conduct of its business has been and is in material compliance with, the terms of the Communications Licenses, the Communications Act, and any applicable Communications Laws; (ii) each such holder has timely filed all material registrations and reports that were due to be filed in the three years prior to the execution of this Agreement, including any renewal applications, required by the Communications Act, or any other applicable Communications Laws, and all such registrations and reports were true and correct in all material respects; and (iii) each such holder has paid all amounts owed to the FCC, any State PUC or any municipal Governmental Entity in connection with the grant and maintenance of the good standing of the Communications Licenses and no further amounts are currently due to the FCC, any State PUC or any municipal Governmental Entity. Except as set forth in Schedule 3.13(c), (x) there is no pending or, to the Knowledge of Seller, any threatened action by or before the FCC, any State PUC, or any municipal Governmental Entity to revoke, cancel, suspend, modify or refuse to renew any material Communications License, (y) there is not now issued, outstanding or, to the Knowledge of Seller, threatened, any notice by the FCC, any State PUC, or any municipal Governmental Entity, any material violation or complaint, or any application, complaint, or proceeding (other than applications, proceedings, or complaints that generally affect the industry of the applicable Company or any of its Subsidiaries as a whole) relating to the Business or operations of the applicable Company and its Subsidiaries, and (z) to the Knowledge of Seller, no Person has asserted in writing to a Governmental Entity that any material Communications License should be modified or revoked, or that any Company or Subsidiary is not in material compliance with any Communications License.

(d) Without limiting the foregoing, each Subsidiary (i) complies in all material respects with the requirements of the Communications Assistance for Law Enforcement Act (“CALEA”), 47 U.S.C. Sec. 1001 et seq. and the implementing rules of the FCC; (ii) is capable of providing enhanced 911 service in material compliance with 47 U.S.C. Sec.251(e)(3) and the implementing rules of the FCC and FCC policies thereunder; and (iii) currently is a party to and is in material compliance with any and all necessary pole sharing, conduit occupancy or similar agreements and is currently in material compliance with any and all Laws of the FCC, any State PUC, or any municipal Governmental Entity with regard to the placement and/or spacing of telephone lines.

(e) The regulatory tariffs applicable to the Company and each Subsidiary stand in full force and effect in accordance with their terms, and there is no outstanding notice of suspension, cancellation or termination or, to the Knowledge of Seller, any threatened suspension, cancellation or termination in connection therewith. None of the Companies nor any Subsidiary is subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would materially limit the operations of the Companies or the Subsidiaries (other than restrictions or conditions generally applicable to tariffs of that type). To the extent that regulatory approvals are required under the Communications Laws, each such tariff has been duly and validly approved by the appropriate regulatory agency. None of the Companies nor any Subsidiary is in violation under the terms and conditions of any such tariff, and there is no basis for any claim of violation by any Company or Subsidiary under any such tariff.

3.14 Real Property.

(a) Schedule 3.14 contains a list of all Real Property.

(b) Except as set forth on Schedule 3.14 to the Knowledge of Seller, there are no parties in possession of any portion of the Real Property other than one of the Companies or one of the Subsidiaries, whether as lessees, sublessees, tenants at will or trespassers, which materially impair the use thereof in a manner which it is now operated by such Company or Subsidiary.

(c) To the Knowledge of Seller, there is no Law, that would require any material expenditure by any Company or any Subsidiary to modify or improve any of the Real Property to bring it into compliance therewith that would have a Material Adverse Effect.

3.15 Leases. Schedule 3.15 contains a list of all material leases pursuant to which any of the Companies or any of the Subsidiaries leases from a Person other than a Company or a Subsidiary, as lessor or lessee, real or tangible personal property used in operating the Business or otherwise (the “Leases”), true and complete copies of which have previously been made available to the Buyer. All of the Leases are valid, binding and enforceable against the applicable Company or Subsidiary and, to the Knowledge of Seller, against the other parties thereto, in accordance to their respective terms, and there is not under any such Lease any existing default by the applicable Company or Subsidiary, or by any other party thereto, or any condition or event that, with notice or lapse of time or both, would constitute a default. None of the Companies nor any of the Subsidiaries has received notice that the lessor of any of the Leases intends to cancel, suspend or terminate such Lease or to exercise or not exercise any option thereunder. For purposes of inclusion on Schedule 3.15, a Lease shall be deemed material if it is a lease for real property or if it requires the payment by, or to, a Company or its Subsidiaries of $25,000 or more during any twelve (12) month period for tangible personal property.

3.16 Material Contracts.

(a) Schedule 3.16 contains a list of all material contracts, agreements and commitments (whether written or oral) to which any Company or any Subsidiary is, directly or indirectly, a party (in its own name or as a successor in interest), or by which it or any of its properties or assets is otherwise bound, in each case that is in effect on the Agreement Date (collectively, the “Contracts”), including the following: (i) all franchise, dealer, or other distribution agreements pursuant to which any of them sells or otherwise distributes its products or services; (ii) all supply contracts, construction contracts, or other such agreements or understandings pursuant to which any of them purchased in 2007, or expects to purchase in 2008, in excess of $50,000 in products or services; (iii) any agreement involving the licensing of Intellectual Property or the payment of royalties; (iv) any consulting agreement providing for total remaining payments by any of them in excess of $50,000, (v) an agreement that would restrict a Company’s or any Subsidiary’s ability to compete in any business in any location, (vi) agreements concerning a partnership or joint venture; (vii) any guaranty or undertaking to be liable for the debts of others; (viii) any letters of credit; (ix) any agreement relating to ownership of or investments in any Person (including investments in joint ventures and minority equity investments); (x) any agreement relating to business acquisitions or dispositions entered into since January 1, 2007, including any not yet consummated; (xi) any resale or collocation agreements with any communications carriers; (xii) contracts for the sales of any capital asset in excess of $50,000; (xiii) contract for capital expenditures in excess of $100,000, outside the Ordinary Course of Business; (xiv) any written warranties, guaranties or similar undertakings with respect to contractual performance extended by a Company or any Subsidiary other than in the Ordinary Course of Business; (xv) contracts terminable by any other party upon a change of control of a Company or any Subsidiary or upon failure of a Company or any Subsidiary to satisfy financial or performance criteria; (xvi) any employment agreement containing provisions of severance, otherwise limiting any Company or Subsidiary to terminate such agreement or the employment of the individual under such agreement, or providing rights or benefits to the employee in the event of a change of control of any Company or any Subsidiary or (xvii) powers of attorney that are currently in effect.

(b) True and complete copies of the Contracts (or a true and compete narrative description of any oral Contract) previously have been made available to the Buyer. Except as set forth on Schedule 3.16, none of the Companies, the Subsidiaries, nor, to the Knowledge of Seller, any other party to any of the Contracts (i) is in default under (nor does there exist any condition that, with notice or lapse of time or both, would cause such a default under) any of the Contracts, or (ii) has waived any right it may have under any of the Contracts. All of the Contracts constitute valid and binding obligations of a Company and/or its Subsidiaries, enforceable in accordance with their respective terms, and to the Knowledge of Seller, of the other parties thereto. For purposes of inclusion on Schedule 3.16, a Contract shall be deemed material if it requires the payment by, or to, any Company or its Subsidiary of $50,000 or more during any twelve (12) month period.

3.17 Directors and Officers. Schedule 3.17 contains a list, as of the Agreement Date, of the directors and officers of each Company and its Subsidiaries.

3.18 Bank Accounts. Schedule 3.18 contains a list, as of the Agreement Date, of each bank or other financial institution in which a Company or any Subsidiary has an account, safe deposit box or lock box arrangement, the name of the Company or Subsidiary in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.

3.19 Litigation. Except as set forth on Schedule 3.19, there is no suit, action, claim, investigation or proceeding pending, or, to the Knowledge of Seller, threatened, against any of the Companies, any of the Subsidiaries, or the Business, nor is there any judgment, decree, injunction or order of any applicable Governmental Entity or arbitrator outstanding against a Company or any of its Subsidiaries, which would have a Material Adverse Effect.

3.20 Labor Relations. Except as set forth on Schedule 3.20:

(a) None of the Companies nor any of the Subsidiaries is a party to any collective bargaining agreement; no collective bargaining agent has been certified as a representative of any of the employees of any of the Companies or any of the Subsidiaries; no representation campaign or election is now in progress with respect to any employee of a Company or its Subsidiaries; and there are no labor disputes, grievances, controversies, work stoppages, strikes or requests for union representation pending, or to the Knowledge of Seller, threatened, relating to or affecting the Business.

(b) There is no pending, or to the Knowledge of Seller, threatened action, complaint, arbitration, proceeding or investigation against the Companies or any of the Subsidiaries by or before any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company or any of its Subsidiaries. To the Knowledge of Seller, none of the Companies nor any of their Subsidiaries is currently under review, audit, investigation, or prosecution by or subject to any order, consent decree, or conciliation agreement from any federal, state, or local governmental agency with respect to any employment or labor practices, including but not limited to the U.S. Department of Labor, the U.S. Department of Homeland Security, the U. S. Office of Federal Contract Compliance, the National Labor Relations Board, the U.S. Occupational Safety and Health Administration, or the state or local counterparts. None of the Companies or the Subsidiaries has received written notice of the commencement of any action asserting that any of the Companies or the Subsidiaries has engaged in any unfair labor practice.

(c) The Companies and each of the Subsidiaries have complied in good faith with all applicable federal, state, and local labor and employment Laws, including laws regulating wage and hour practices and Laws prohibiting discrimination in the terms and conditions of employment, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. For each employee hired within the last ten (10) years and employed in the United States, the employee has completed and the employing Company or Subsidiary has retained an Immigration and Naturalization Service Form I-9 in accordance with applicable rules and regulations. No employee is a non-permanent resident employee whose status would terminate or otherwise be affected by the business transaction consummated by this Agreement.

(d) As of the Agreement Date, there are no workers’ compensation claims pending against the Companies or the Subsidiaries, nor is the Seller aware of any facts, that will or reasonably could give rise to such claims. No employee is on a leave of absence or is otherwise not actively at work for any reason. Schedule 3.20(d) includes a complete list of all manager level or above employees and all employees of each Company or any of its Subsidiaries who receives annualized salary of at least Fifty Thousand Dollars ($50,000) as of the Agreement Date. No Company or Subsidiary has given notice of termination to or received notice of resignation from any such employee listed on Schedule 3.20(d). No employee or former employee of any Company or any of its Subsidiaries has any employment, change in control, severance, or similar agreement with any Company or Subsidiary that would affect or be affected by the transactions contemplated under this Agreement. Each employee is employed “at will.”

(e) True and correct copies of all current employee handbooks, summary plan descriptions, policy manuals and/or written policies applicable to employees have been provided to the Buyer. Other than current salary or wages (including commissions, accrued vacation and sick-leave and non-discretionary bonuses), no amount is owing to any employee or former employee of any Company or its Subsidiaries.

(f) To the Knowledge of Seller, no employee of any Company or Subsidiary is subject to a non-competition restriction limiting such employee’s ability to be employed by Buyer in the same capacity as such employee is currently employed by such Company or Subsidiary.

(g) Seller has not engaged in any workforce reduction or other action related to any employee or former employee of the Companies or the Subsidiaries that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988 or under any comparable law or regulation of a state or a foreign jurisdiction, and none of the Seller, the Companies nor the Subsidiaries has issued any notice that any such action is to occur in the future.

3.21 ERISA.

(a) Schedule 3.21 lists all Benefit Plans of each Company and its Subsidiaries. With respect to each Benefit Plan, Seller has furnished or made available to Buyer a current, accurate and complete copy thereof and all amendments thereto and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and summaries of material modifications, (iv) if applicable, for the most recent year (A) the Form 5500 and attached schedules, and (B) actuarial valuation reports and (v) all material correspondence with the IRS or Department of Labor. Except as set forth on Schedule 3.21, there are no written employee benefit plans, agreements or arrangements maintained by any of the Companies or any of the Subsidiaries, including (i) “employee benefit plans” within the meaning of Section 3(3) of ERISA, (ii) current or deferred compensation, pension, profit sharing, vacation or severance plans or programs, or (iii) medical, hospital, accident, disability or death benefit plans (collectively, “Benefit Plans”). All Benefit Plans that are subject to ERISA have been administered in accordance, and are in compliance in all material respects with, the applicable provisions of ERISA, the Code, other applicable law and their respective terms. Each of the Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code, has been determined by the IRS to meet such requirements in a favorable determination letter or opinion letter, and such determination or opinion letter has not been revoked or withdrawn. No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Each Company and its Subsidiaries has not engaged in any nonexempt “prohibited transactions,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Benefit Plans that would subject such Company or its Subsidiaries to any material amount of penalty or tax imposed under Section 502(i) of ERISA or Section 4975 of the Code. Each Company and its Subsidiaries have not engaged in any transaction described in Section 4069 of ERISA within the last five (5) years.

(b) Except as set forth on Schedule 3.21 or pursuant to the terms of the Benefit Plans, neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director, officer of other employee of any Company, or (ii) increase any benefit otherwise payable under any Benefit Plan or result in the acceleration of the time of payment or vesting of any such benefit, which would require such Company to make additional contributions to any Benefit Plan. Except as set forth on Schedule 3.21, each Benefit Plan covers only employees who are employed by Seller or a Company or Subsidiary. Neither Seller nor any Company or Subsidiary, nor any other corporation or organization controlled by in common control with the forgoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multi-employer plan” as described in Section 413(c) of the Code. No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan. Neither Seller, nor any Company or Subsidiary have any obligation to contribute to or any liabilities with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. There are no pending, or threatened, claims, actions or proceedings of any kind with respect to any Benefit Plan, other than routine claims for benefits.

(c) Except as set forth on Schedule 3.21, all contributions required to be made by any Company or Subsidiary to any Benefit Plan in accordance with its terms or by Law or regulation and all premiums due and payable from any Company or Subsidiary with respect to a Benefit Plan have been timely made.

(d) The Seller and each Company and its Subsidiaries do not have any liability in respect of post-termination or post-retirement health, life, medical or other welfare benefits to former or current employees thereof, except for benefits required under Code Section 4980B or any similar state or local law.

(e) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in good faith, reasonable compliance with Section 409A of the Code since January 1, 2005 and no Company stock option subject to Code Section 409A was granted at an exercise price less than the fair market value (within the meaning of Code Section 409A) of a share on the date of grant.

(f) There is no action or audit by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the Knowledge of Seller, threatened, relating to the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such actions.

3.22 Taxes. Except as set forth on Schedule 3.22, each of the Companies, any Subsidiary, and any affiliated, combined or unitary group of which any Company is or was a member, as the case may be (each, a “Tax Affiliate” and, collectively, the “Tax Affiliates”), has duly and timely filed all Tax Returns, including extensions, required to be filed by it in respect of any Taxes. All of such Tax Returns are true, complete and accurate in all material respects. The Companies and the Tax Affiliates have duly and timely paid all Taxes and other governmental charges, and all interest and penalties with respect thereto, whether or not shown on said Tax Returns (whether by way of withholding or otherwise) to any federal, state, local or other taxing authority (except to the extent the same are being contested in good faith and adequate reserves therefor have been provided in the Financial Statements). No deficiency for any Taxes has been proposed, asserted or assessed against the Companies or Tax Affiliates that has not been resolved and paid in full (except to the extent the same is being disputed in good faith by the relevant Company or Tax Affiliate). No waiver, extension or comparable consent given by any Company or Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. Since March 6, 2000 in the case of War Holdings and its Subsidiary, June 15, 2000 in the case of Pine Tree Holdings and its Subsidiaries and February 18, 2001 in the case of Granby Holding and its Subsidiary, none of the Companies or Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is one of the Companies or the Seller. No Company or Subsidiary (i) is a party to, or bound by, or otherwise in any way obligated under, any Tax sharing or similar agreement; or (ii) has any liability for the Taxes of any Person other than a group of which any Company is the common parent and one or more Subsidiaries is a member, under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state or local Law), as a transferee or successor, by contract, or otherwise. No Company or Subsidiary has consented to have the provisions of Section 341(f)(2) of the Code (or comparable state law provisions) apply to it. There are no Liens for Taxes upon any assets of the Companies or the Subsidiaries, except Liens for Taxes not yet due. No Company or Subsidiary has agreed or been requested to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise. No Company or Subsidiary is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. No claim has been made by a taxing authority in a jurisdiction where the Companies or the Subsidiaries do not file Tax Returns that they, individually or collectively, are or may be subject to taxation by that jurisdiction. None of the Companies nor any of the Subsidiaries has participated in any reportable or listed transaction as defined under Code Section 6011.

3.23 Compliance with Applicable Laws. To the Knowledge of Seller, each Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary to own, lease or operate all of the assets and properties of such Company and its Subsidiaries, as appropriate, and to carry on the Business as presently conducted other than the Regulatory Permits covered under Section 3.13 hereof (the “Permits”). Subject to Section 3.13 hereof, each Company and its Subsidiaries are in material compliance with (i) all Laws applicable to the Business including those of the Occupational Safety and Health Administration, Equal Employment Opportunity Commission, and National Labor Relations Board, and (ii) the terms of the Permits. Except as set forth on Schedule 3.23, to the Knowledge of Seller, none of the Permits will be adversely impacted or affected by or as a result of the transactions contemplated by this Agreement. The Seller has previously provided the Buyer with true and complete copies of a Permits that are necessary for each Company and its Subsidiaries to operate their respective Businesses as they are currently being operated. The Permits are listed on Schedule 3.23. Since December 31, 2007, no Company or Subsidiary has received any written, or to the Knowledge of Seller, oral notice from and Person or entity alleging noncompliance with any applicable Law or the terms of any Permit. None of the Permits will lapse, terminate, expire or in any way be adversely impacted or affected by or as a result of the performance of this Agreement or the consummation of the transactions contemplated thereby.

3.24 Environmental Matters.

(a) Each Company and Subsidiary is, and since the date each such entity was acquired directly or indirectly by the Seller has been, in compliance in all material respects with Environmental Laws. To the Knowledge of Seller, there has been no exposure of any person or property to any Hazardous Substance in a manner which has caused or would reasonably be expected to subject any Company or Subsidiary to any material liability under applicable Environmental Laws.

(b) To the Knowledge of Seller, no Hazardous Substances in quantities or concentrations which would require notification, investigation, remediation or monitoring under applicable Environmental Laws, have been Released or are present on, in, under or migrating from any Real Property, or, were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by any Company or Subsidiary. No Company or Subsidiary has generated, treated, stored, Released or disposed of any Hazardous Substance at, on, under, to or from any of the Real Property except in compliance with Environmental Laws or in a manner that would not reasonably be expected to subject any Company or Subsidiary to material liability under applicable Environmental Laws.

(c) No Company or Subsidiary is a party to any litigation or administrative proceeding nor, to the Knowledge of Seller, is any litigation or administrative proceeding threatened against them, that, in either case, asserts or alleges that a Company or Subsidiary (i) violated Environmental Laws, (ii) is required to clean up, remove or take remedial or other responsive action due to the disposal, deposit, discharge, leak or other Release of any Hazardous Substance, or (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other action that arises out of or is related to the disposal, deposit, discharge, leak or other Release of any Hazardous Substance.

(d) Each Company and Subsidiary is in compliance in all material respects with all covenants and conditions of any environmental permits issued to such Company or Subsidiary. To the Knowledge of Seller, no circumstances exist which would reasonably be expected to cause any environmental permit issued to any Company or Subsidiary to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All environmental permits and all other consents and clearances required pursuant to any applicable Environmental Laws, or any agreement to which any Company or Subsidiary is bound as a condition to the performance and enforcement of any such permit, have been obtained or will be obtained prior to the Closing, except where such failure would not reasonably be expected to have a Material Adverse Effect. All such environmental permits are listed on Schedule 3.24.

(e) Except as set forth on Schedule 3.24, to the Knowledge of Seller, there are no underground storage tanks, friable asbestos, urea formaldehyde, polychlorinated biphenyl-containing materials or other facilities or structures on, in, under or at any Real Property containing materials that, if known to be present in soil or ground water, would require cleanup, removal or other remedial action by any Company or Subsidiary under any Environmental Laws.

(f) Except as set forth on Schedule 3.24, no Company or Subsidiary is subject to any judgment, order or citation related to or arising out of any Environmental Laws or has been named or listed as a potentially responsible party by any Governmental Entity in a matter related to or arising out of any Environmental Laws. To the Knowledge of Seller, there is no fact or circumstance which could result in any environmental liability to the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

(g) To the Knowledge of Seller, no Company or Subsidiary has sent any Hazardous Substances to a site that, pursuant to any applicable Environmental Law (i) has been placed or proposed for placement on the National Priorities List or any similar state list, or (ii) is subject to or the source of an order, demand or request from a Government Entity to take “response,” “corrective,” “removal,” or “remedial” action, as defined in any applicable Environmental Law, or to pay for the costs of any such action at any location.

(h) Seller has delivered or made available for inspection all records in the possession of each Company and Subsidiary concerning any Hazardous Substances or compliance with Environmental Laws relating to the business, including but not limited to all environmental audits, environmental assessments, and environmental investigations of any Real Property.

3.25 Interest in Customers, Suppliers and Competitors. Except as set forth on Schedule 3.25, no officer or director of any Company or its Subsidiaries, the Seller and, to the Knowledge of Seller, no spouse, parent, sibling or lineal descendent of any of the foregoing, has any direct or indirect material interest in any material customer, supplier or competitor of any of the Companies or any of the Subsidiaries, or in any Person from whom or to whom any of the Companies or any of the Subsidiaries lease any real or personal property, or in any other Person with whom any of the Companies or any of the Subsidiaries are doing business, directly or indirectly (including as a debtor or creditor), whether in existence as of the Closing Date or proposed, other than the ownership of stock of publicly traded corporations and other entities.

3.26 Insurance. Each Company or one of its Subsidiaries currently maintains, in full force and effect, all insurance policies that are required or customarily maintained for the conduct of the Business or the ownership of such Company and its Subsidiaries’ property (both real and personal), including, without limitation, workers compensation, and property and casualty insurance (the “Insurance Policies”). The Insurance Policies are listed on Schedule 3.26 and true and complete copies of all Insurance Policies previously have been made available to the Buyer. Each Company or its Subsidiaries has paid all premiums due thereunder and, to the Knowledge of Seller, (i) are not in default regarding any material provision of any Insurance Policy, and (ii) have not failed to present any notice or material claim thereunder in a due and timely fashion.

3.27 Bankruptcy. None of the Companies nor any of the Subsidiaries have filed a petition or request for reorganization or protection or relief under the bankruptcy laws of the United States or any state or territory thereof, made any general assignment for the benefit of creditors, or consented to the appointment of a receiver or trustee, including a custodian under the United States bankruptcy laws, whether such receiver or trustee was appointed in a voluntary or involuntary proceeding.

3.28 Brokers’ Fees. Other than Miller Buckfire & Co., LLC, none of the Seller, the Companies nor any of the Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29 Absence of Other Warranties. Except as and to the extent expressly set forth in this Article III, the Seller does not make any representation or warranty whatsoever, and the Seller expressly disclaims any liability and responsibility for any statement or information not contained in this Agreement, any certificates delivered by or on behalf of Seller pursuant to Article VII, or any other document contemplated hereby made or communicated, by oversight or otherwise (orally or in writing), to the Buyer (including, without limitation, any opinion, information, projection, statement or advice provided by any employee, officer, director, agent, stockholder or other representative of any of the Companies or any of the Subsidiaries in connection with the transactions contemplated hereby). Without limiting the foregoing, the Buyer acknowledges that any estimates of future profitability of the Business based upon any financial statements, business plans, projections or other financial information provided to the Buyer by or on behalf of the Seller are inherently uncertain and subject to a variety of variables which are difficult or impossible to predict.

3.30 Related Party Transactions. Except as set forth in Schedule 3.30, no officer or director of a Company or any Subsidiary is a party to any transaction or contract (other than for at-will employment) with a Company or any Subsidiary.

3.31 Customers. Schedule 3.31 lists the ten (10) largest customers of the Companies and the Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2007 and sets forth opposite the name of each such customer the approximate aggregate amount of net sales by the Companies and the Subsidiaries attributable to such customer for such period. No customer listed on Schedule 3.31 has given the Seller, any Company or any Subsidiary written or, to the Knowledge of Seller, oral notice that it will stop or materially decrease the rate of business done with such Company or Subsidiary.

3.32 Suppliers. Schedule 3.32 lists the ten (10) largest suppliers of the Companies and the Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2007 and sets forth opposite the name of each such supplier the approximate aggregate amount of purchases by the Companies and the Subsidiaries attributable to such supplier for such period. Except as set forth on Schedule 3.32, no supplier listed on Schedule 3.32 is a sole source of supply for any Company. No supplier listed on Schedule 3.32 has given the Seller, any Company or any Subsidiary written or, to the Knowledge of Seller, oral notice that it will stop or materially decrease the rate of business done with such Company or Subsidiary.

3.33 Availability of Documents. The Company has delivered or made available to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

3.34 Indebtedness. Schedule 3.34 sets forth a listing of all indebtedness for borrowed money of each Company and its Subsidiaries on a consolidated basis as of a recent date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the Agreement Date and will be correct and complete as of the Closing Date.

4.1 Organization, Qualification, and Corporate Power. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement by the Buyer has been duly authorized and approved by the Buyer’s board of directors. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery by the Seller, this Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

4.3 Noncontravention. To the Knowledge of Buyer, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which the Buyer is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument or other arraignment to which either the Buyer is a party or by which it is or will be bound or to which any of its assets are or will be subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Lien would not have a Material Adverse Effect. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any provision of the charter or bylaws of the Buyer. To the Knowledge of Buyer, and other than in connection with (i) the provisions of the HSR Act, the Securities Act, the Securities Exchange Act and the applicable state securities law, (ii) the necessary notices to and consents and approvals, if any, of the FCC, and (iii) the necessary notices to and consents and approvals, if any, of state public utility commissions or similar state regulatory bodies pursuant to applicable state laws regulating the telephone, or other telecommunications business, the Buyer is not required to give any notice to, file with or obtain authorization, consent or approval of any Governmental Entity in order for the Buyer to perform its obligations under this Agreement, except where the failure to give such noticed to file or to obtain such authorization, consent or approval would not have a Material Adverse Effect.

4.4 Investment. The Shares are being acquired by the Buyer in a private transaction for its own account and not with a view to, or for offer or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. The Buyer hereby acknowledges that the Shares are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer acknowledges and agrees that it will not make any disposition of the Shares which will or may involve any of the Companies or the Seller in a violation of the Securities Act, the Securities Exchange Act or of any state securities laws.

4.5 Brokers’ Fee. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transaction contemplated by this Agreement for which the Seller or any of the Companies or Subsidiaries could become liable or obligated.

4.6 Financing. The Buyer possesses, and has furnished to the Seller, true and complete copies of binding written commitments from financially responsible providers (the “Financing Commitments”) the proceeds of which will be sufficient to permit the Buyer to consummate the transactions contemplated by this Agreement. To the Knowledge of Buyer there are no facts or circumstances that would create a reasonable basis for the Seller to believe the lenders would not be required or able to fund the transactions contemplated by this Agreement in accordance with the terms hereof.

4.7 Evaluation of Business. The Buyer acknowledges that Seller makes or has made only the representations and warranties expressly set forth in Article III and any certificates delivered by or on behalf of Seller pursuant to Article VII. In particular, and without limiting the generality of the foregoing, the Buyer acknowledges that no representation or warranty is made with respect to any financial projections or in any management presentations and accompanying materials.

4.8 Regulatory Approvals. To the Knowledge of Buyer, (i) the Buyer is fully qualified under the Communications Laws to be a transferee to the Communications Licenses, (ii) there is no fact or circumstance in relation to the Buyer or in relation to the combination of the assets of the Buyer and the Companies that could reasonably be expected to result in the denial of the transfer of control to the Buyer of the Communications Licenses by the FCC or the State PUCs (iii) applications for FCC consent to the transfer of control to the Buyer of the Communications Licenses issued by the FCC should qualify for streamlined processing under Sections 63.03 and 63.12 of the rules of the FCC and (iv) no foreign entity holds a ten percent (10%) or greater equity or voting interest in the Buyer, and the Buyer is not controlled by a foreign entity or entities such that the FCC approval process could reasonably be expected to include review by the Executive Branch agencies with national security responsibilities (known as “Team Telecom”).

ARTICLE V
DISCLOSURE SCHEDULE

Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Seller that such item represents a material exception or material fact, event or circumstance or that such item has had or could be reasonably expected to have a Material Adverse Effect. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Article III to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

ARTICLE VI
COVENANTS; ADDITIONAL AGREEMENTS

6.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.2 Notices and Consents. The Seller will cause each of the Companies and each of the Subsidiaries to give any notices to third parties, and will use their reasonable best efforts to cause each of the Companies and each of the Subsidiaries to obtain any third party consents that the Buyer reasonably may request in connection with the matters referred to in Section 3.4. The Buyer will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the Seller reasonably may request in connection with the matters referred to in Section 4.3.

6.3 Regulatory Matters and Approvals. Each of the Parties will (and the Seller will cause each of the Companies and each of the Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to in Section 3.4 and Section 4.3. Without limiting the generality of the foregoing:

(a) Hart-Scott-Rodino Act. In furtherance of and not in limitation of the provisions of the Sections 6.1, 6.2 and 6.3(b), each of the Seller and the Buyer shall, as promptly as practicable, but in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement, file, or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if applicable, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Buyer and the Seller shall each pay one-half of the filing fee required by the HSR Act.

(b) State PUCs, FCC and Other State Public Utility Commissions. Within fifteen (15) days after the Agreement Date, the Parties will file such individual or joint applications which may be required, with the applicable State PUCs, the FCC and other state public utility commissions or similar state regulatory bodies to reflect the change of control of various operating certificates, permits or other licenses held by any of the Companies or any of the Subsidiaries. The Parties will respond as promptly as practicable to any additional requests for information received from the FCC, any State PUC or other Governmental Entity, and use commercially reasonable efforts to cure not later than the Closing Date any violation or defaults under any Communications Law. The Parties shall also file any post-transaction notices as may be required by such Governmental Entities within the time periods prescribed by Law. The Buyer and the Seller shall each pay one-half of the filing fees for such applications.

6.4 Operation of Business. Prior to the Closing, the Seller will not cause or permit any of the Companies or any of the Subsidiaries to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business except as may be required in order to comply with this Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 6.4, prior to the Closing none of the Companies nor any of the Subsidiaries will, without the prior written consent of the Buyer:

(a) authorize or effect any change in its certificate of incorporation (or articles of incorporation, as the case may be) or bylaws (or operating agreement, as the case may be) in any manner that is adverse to the Buyer;

(b) (i) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (ii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iii) directly or indirectly redeem, repurchase or otherwise acquire any capital shares;

(c) grant any options, warrants or other rights to purchase or obtain any of its capital stock (or partnership or membership interests, as the case may be) or issue, transfer, pledge, encumber, sell or otherwise dispose of or authorize or propose the issuance, sale, transfer, pledge, encumbrance or other disposal of any of its capital stock (or partnership or membership interests, as the case may be);

(d) sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties or any interests therein, other than sales of inventory or dispositions of replaced or obsolete inventory each in the Ordinary Course of Business consistent with past practice or enter into, modify or amend any lease, except for any renewals of existing leases in the Ordinary Course of Business;

(e) issue any note, bond or other debt security or create, incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation or guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain the financial statement condition of another person or enter into any arrangement having the economic effect of any of the forgoing outside the Ordinary Course of Business, except as issued, created, incurred, assumed or guaranteed (i) in a transaction provided for in such Company’s 2008 operating or capital budget, or (ii) with respect to intercompany loans or transfers among the Companies and the Subsidiaries;

(f) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) (i) any business or any corporation, partnership, association or other business organization or division thereof, or (ii) any assets other than inventory, equipment and supplies to be purchased, sold or used in the Ordinary Course of Business consistent with past practice;

(g) make any capital investment in, make any loan to or acquire the securities or assets of any other Person, except with respect to intercompany loans or transfers among the Companies and the Subsidiaries;

(h) make any new capital expenditure which individually or in the aggregate is in excess of $250,000, other than pursuant to its budgeted capital expenditures for 2008.

(i) except to the extent required by applicable Law or Order, make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to any Company or Subsidiary, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax with respect to any Company or Subsidiary, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies and the Subsidiaries;

(j) sell, transfer or license to any person or otherwise extend, amend or modify any rights to the Intellectual Property of the Companies and the Subsidiaries;

(k) make any change in the terms of any employment agreement, or Benefit Plan applicable to any of its directors, officers or employees or engage in any new agreement or transaction with any director, officer or employee, or change the terms of employment, compensation or benefits of any director, officer or employee, in each case other than in the Ordinary Course of Business;

(l) settle or compromise any litigation or other claim or proceeding (whether or not commenced prior to the date of this Agreement) other than settlements involving payments that are not in excess of $50,000 in the aggregate over amounts fully recoverable in insurance;

(m) enter into any Contract containing any restriction on the ability of the Companies and the Subsidiaries to enter in to the transaction contemplated by this Agreement, unless such restriction expressly excludes the consummation of the transactions contemplated by this Agreement; or

(n) commit to any of the foregoing.

6.5 Access. Until the Closing, the Seller will cause each of the Companies and the Subsidiaries to permit representatives of the Buyer to have reasonable access, at all reasonable times, upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Companies and the Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Companies and the Subsidiaries. Until the Closing, the Buyer shall continue to be bound by the terms of the Confidentiality Agreement.

6.6 Notice of Developments. From the date of this Agreement until the earlier of the Closing or the date this Agreement is properly terminated in accordance with Article VIII, each Party shall promptly notify the other in writing of (i) any Material Adverse Effect , and (ii), any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate in any material respect. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the Parties or the conditions to their obligations hereunder, nor shall it limit or otherwise affect the remedies available hereunder.

6.7 Exclusivity. Until the Closing, the Seller will not (and will not cause or permit any of the Companies, any of the Subsidiaries or any of the respective agents, affiliates or representatives to) initiate the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Companies or any of the Subsidiaries (including any acquisition structured as a merger, consolidation or share exchange).

6.8 Director and Officer Insurance. On and after the Closing Date, the Buyer shall provide each individual serving as a director or officer of one or more Companies and/or Subsidiaries at any time prior to the Closing Date with liability insurance for a period of sixty (60) months after the Closing Date no less favorable in coverage and amount than any comparable insurance the Companies or the Subsidiaries maintained, or from which such Company or Subsidiary benefited, in effect immediately prior to the Closing Date with respect to acts or omissions occurring prior to the Closing Date which were committed by such officers and directors in their capacity as such; provided however that (i) the Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the Agreement Date for such insurance (the “Current Premium”) and (ii) such policies may in the sole discretion of the Buyer be one or more tail policies for all or a portion of such sixty (60) month period. If such premium for such insurance required to be maintained pursuant to this Section 6.8 would at any time exceed 150% of the Current Premium, then the Buyer shall cause to be maintained policies of insurance which, in the Buyer’s good faith determination, provide the maximum dollar loss coverage available at an annual premium equal to 150% of the Current Premium.

6.9 Tax Matters.

(a) Liability for Tax Matters. Subject and pursuant to Article IX, the Seller shall be liable for and pay all Taxes of the Companies and the Subsidiaries for any Tax period or portion thereof ending on or before the Closing Date (whether assessed or unassessed) and shall indemnify and hold harmless the Buyer (and, following the Closing, the Companies and the Subsidiaries), from and against all Taxes of the Companies, the Subsidiaries and/or any affiliated, combined or unitary group of which any Company or Subsidiary is or was a member for any Tax period or portion thereof ending on or before the Closing Date (whether assessed or unassessed). The Seller shall be entitled to any refund actually received by (or actually credited against the Tax liabilities of) the Buyer, any Company or any Subsidiary which is attributable to Taxes paid by the Companies or any Subsidiary for the period prior to and including the Closing Date; provided, however, that the Seller shall not be entitled to any such refund (or credit) to the extent that such refund (or credit) arises from or is attributable to a Tax attribute, Tax credit or Tax net operating loss of the Buyer for any taxable period; provided further that if any such refund (or credit), or portion thereof, is attributable to the carryback or utilization of a Tax net operating loss, Tax credit or any other Tax attribute of any Company or a Subsidiary existing on the Closing Date, the Seller shall be entitled only to such portion of the refund (or credit) that is attributable to Taxes paid by any Company or Subsidiary on or prior to the Closing Date. The Buyer shall be entitled to any refund or credit in respect of any Taxes applicable to the business, assets, or results of operations of the Companies and Subsidiaries in each case attributable to all periods of time following the Closing Date.

(b) For purposes of this Section 6.9, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax attributable to periods of time up to and including the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.

(c) Consistent Tax Reporting. The Buyer shall file a consolidated federal income Tax Return that includes the Companies and the Subsidiaries for the taxable period of the Companies starting with the day following the Closing Date. Accordingly, the taxable year of each of the Companies and the Subsidiaries will close for federal income Tax purposes at the end of the day on the Closing Date. No election under Section 338 of the Code (relating to stock purchases treated as asset acquisitions) or under Reg. Sec.1.1502-76(b)(2)(ii) (relating to ratable allocation elections) shall be made. The Companies and the Subsidiaries shall not engage in any transactions on or prior to the Closing Date outside the ordinary course of business other than the transactions contemplated by this Agreement. The Seller, the Companies, the Subsidiaries, and the Buyer shall (i) treat and report the transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local or foreign Tax and (ii) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(d) Tax Returns for Tax Periods Ending on or Before the Closing Date. The Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Companies and Subsidiaries for taxable periods ending on or before the Closing Date that have not been filed prior to the Closing Date. The Seller shall permit the Buyer to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. None of the Companies or any Subsidiary shall amend any Tax Return for any Tax Period ending on or before the Closing Date without the written consent of Seller, which shall not be unreasonably withheld or delayed. All Tax Returns prepared by or for the Seller pursuant to this Section 6.9 shall be prepared in a manner consistent with the past practice of the applicable Company or Subsidiary, except as otherwise reasonably necessary to comply with Law.

(e) Tax Returns for Tax Periods that Include but do not End on the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns of the Companies and Subsidiaries for taxable periods that include but do not end on the Closing Date. The Company shall permit the Seller to review and comment on each such Tax Return described in the prior sentence at least ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. None of the Companies or any Subsidiary shall amend any Tax Return for any such Tax Period without the written consent of the Seller, which shall not be unreasonably withheld. All Tax Returns to be prepared by or for a Company pursuant to this Section 6.9 shall be prepared in a manner consistent with the past practice of the applicable Company or Subsidiary, except as otherwise reasonably necessary to comply with Law.

(f) Reimbursement; Notice. Each Party shall promptly pay the other for any Taxes for which such Party is liable under this Section 6.9, but in no event later than five days prior to the due date of the payment of such Taxes. The Parties agree to negotiate in good faith to resolve any disputes regarding the payment of any Taxes pursuant to this Section 6.9. Within a reasonable period of time prior to the payment of any such Tax, the Party paying such Tax shall give written notice to the other Party of the Tax payable and the portion that is the liability of such Party, although failure to do so shall not relieve the other Party from its liability hereunder.

(g) Assistance and Cooperation. After the Closing Date, each Party shall (and shall cause its respective affiliates, representatives, and agents to): (i) assist the other Party in preparing any Tax Returns that such other Party is responsible for preparing and filing in accordance with this Section 6.9; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns described in this Section 6.9; and (iii) make available to the other Party and to any taxing authority as reasonably requested all information, records, and documents relating to the Taxes described in this Section 6.9.

6.10 Further Assurances. Following the Closing, each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other Party at that other Party's cost to give effect to the transactions described herein and contemplated hereby.

6.11 Environmental Matters. The Seller shall cooperate with the Buyer in making the environmental investigations of the Real Property set forth on Schedule 6.11; provided, however, that (i) the Buyer shall obtain the Seller’s written consent prior to entering such Real Property in connection with conducting any assessment or testing with respect thereto and (ii) Seller shall have entered into an access or similar agreement reasonably satisfactory to it with each contractor of the Buyer who will perform the testing. The Buyer shall pay all fees and expenses in connection with such environmental investigations.

6.12 Financial Statements. During the period from the Agreement Date to the Closing Date, the Seller shall not later than thirty (30) days after the end of each month, cause the unaudited consolidated balance sheets and income statements of each of the Companies and its respective Subsidiaries, prepared in accordance with GAAP (except for year end and consolidating adjustments and the omission of footnotes), to be delivered to the Buyer.

6.13 Books and Records. For a period of two (2) years following the Closing, the Buyer will cause the Companies and the Subsidiaries to maintain a reasonable records retention policy. From and after the Closing until ninety (90) days after the expiration of all applicable statute of limitations periods, Seller and its accountants, lawyers and representatives shall be entitled, upon reasonable notice and during normal business hours to have access to and to make copies, at Seller’s expense, of relevant books and records of the any or all of the Companies and/or the Subsidiaries with respect to periods or occurrences prior to Closing for reasonable purposes relating to the Seller’s ownership of the Companies and Subsidiaries prior to the Closing, including the preparation of Tax Returns. In the event of any litigation or threatened litigation between the Parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 6.13 shall not be considered a waiver by any Party of any right to assert the attorney-client privilege. With respect to pre-Closing communications between any or all of the Seller, the Companies and/or the Subsidiaries and its or their attorney or attorneys, only the Seller shall be able to waive the attorney-client privilege.

6.14 Financing Commitments. Buyer covenants to use its commercially reasonable efforts to cause all conditions to the funding under the Financing Commitments to be satisfied and to cause the funding to occur as contemplated by the Financing Commitments.

6.15 Company Audits. The Seller will retain an independent auditor (Berry Dunn McNeil & Parker) and facilitate an audit of the Companies and Subsidiaries on an combined basis to allow for the creation of audited balance sheets, income statements and statements of cash flows for the years ending December 31, 2005, December 31, 2006 and December 31, 2007, as well as a review (but not an audit) of such statements for the interim period of January 1, 2008 through the Closing (the “Combined Company Financials”). The Buyer and the Seller shall each pay one-half of all fees and expenses of such independent auditor retained in connection with the Combined Company Financials.

6.16 Seller’s Legal Existence. The Seller will maintain its legal existence and maintain sufficient capital to make any and all payments required to be made by it under Section 2.4 hereof.

6.17 Employee Plan Matters. The Seller shall cause each Benefit Plan in which employees of any Company participate (the “Company Benefit Plans”), to be transferred and assumed by Pine Tree Holdings prior to the Closing. Pursuant to Section 7.1(l), the Seller shall provide Buyer with evidence of the transfer and assumption of the Company Benefit Plans.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(a) Subject to the provisions of Section 6.6, (i) the representations and warranties of the Seller set forth in Article III (other than those that address matters as of a particular date) shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) and (ii) the representations and warranties of the Seller set forth in Article III that address matters as of a particular date shall be true and correct as of such dates (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), with such exceptions in the case of all of the representations and warranties described in clauses (i) and (ii), taken together, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) the Buyer shall have received a certificate signed by an officer of the Seller certifying as to the matters set forth in Section 7.1(a) and Section 7.1(b);

(d) there shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) since the Agreement Date, no event or events shall have occurred that constitute(s) a Material Adverse Effect.

(f) the Seller shall have delivered to the Buyer a Certificate of Good Standing (or comparative certificate) of each of the Companies and each of the Subsidiaries issued by the appropriate governmental entity of the jurisdiction of such Company’s or Subsidiary’s incorporation;

(g) no litigation shall be pending (i) challenging or seeking to delay the consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, or (iii) which has or could reasonably give rise to a Material Adverse Effect;

(h) all applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, shall have expired or otherwise been terminated and the Parties shall have received all State PUCs, FCC and other authorizations, consents and approvals of Governmental Entities referred to in Section 3.4 and Section 4.3 above;

(i) the Buyer shall have received from counsel to the Seller the opinions in form and substance as set forth in Exhibit 7.1(i) attached hereto, addressed to the Buyer and dated as of the Closing Date;

(j) the Buyer shall have received the resignations, effective as of the Closing, or evidence of removal as of the Closing, of all the directors and officers of the Companies and their Subsidiaries, except for such persons as are designated on Exhibit 7.1(j) hereto;

(k) the Buyer shall have received a noncompetition agreement in the form of Exhibit 7.1(k), executed by each person listed on Schedule 7.1(k);

(l) the Buyer shall have received evidence of the transfer and assumption of the Company Benefit Plans by Pine Tree Holdings;

(m) Title to all Material Owned Real Property shall be insurable for the benefit of the current fee owner of each such property as of the date of Closing, on the current ALTA form of owner’s policy of title insurance, subject to the terms, conditions and exclusions set forth in the preprinted jacket to such policy, the standard exceptions set forth in Schedule B to such policy and all material conditions and stipulations disclosed in the title insurance policies listed on Schedule 7.1(m)(ii) attached hereto and incorporated herein by reference (copies of which have been provided to the Buyer), together with such other easements, restrictions, covenants or other matters which do not prohibit or materially interfere with the current use of any Material Owned Real Property, except that: (a) Seller shall deliver or cause to be delivered such documents and instruments required by the applicable title insurance company in order to delete any exceptions for mechanic’s liens and/or parties-in-possession and to issue a non-imputation endorsements to such policy; and (b) Seller shall discharge the mortgages set forth in Schedule 7.1(m)(i)(ii) to this Agreement.  Notwithstanding any of the foregoing, it is expressly agreed that Buyer shall be solely responsible for any and all costs and expenses in connection with obtaining title insurance, including, without limitation, any title examination fees, copying fees, commitment preparation fees, premiums, survey expenses, and all other fees and expenses of any kind or nature.

(n) the Buyer shall have received an affidavit sworn under penalty of perjury and in a form and substance required by Section 1445(b)(3) of the Code and Section 1.1445- 2(c)(3) of the Treasury Regulations, certifying that each Company and Subsidiary is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(o) the conditions set forth in the Financing Commitments shall have been satisfied or waived and the funding referred to therein shall be available to the Buyer on terms not materially less favorable to the Buyer than are set forth in the Financing Commitments, provided that the failure to obtain such satisfaction or waiver is not a result of the failure of the Buyer to carry out its obligations to the financial institutions as set out in such letters and such failure by the Buyer has not been primarily caused by a breach by the Buyer of its obligations under this Agreement; and

(p) the Buyer shall have received the Combined Company Financials.

(q) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

Except for the conditions contained in paragraph (h) of this Section 7.1, the Buyer may waive any condition specified in this Section 7.1 by a writing so stating delivered to the Seller at or prior to the Closing.

7.2 Conditions to Obligation of Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) Subject to the provisions of Section 6.6, (i) the representations and warranties of the Buyer set forth in Article IV (other than those that address matters as of a particular date) shall be true and correct in all material respects at and as of the Closing Date (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) and (ii) the representations and warranties of the Buyer set forth in Article IV that address matters as of a particular date shall be true and correct as of such dates (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), with such exceptions in the case of all of the representations and warranties described in clauses (i) and (ii), taken together, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) the Seller shall have received a certificate signed by an officer of the Buyer certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b) above;

(d) there shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) the Buyer shall have delivered to the Seller the Closing Purchase Price as contemplated by Section 2.7(b);

(f) all applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, shall have expired or otherwise been terminated and the Parties shall have received all State PUC’s, FCC and other authorizations, consents and approvals of Governmental Entities referred to in Section 3.4 and Section 4.3;

(g) the Seller shall have received a certificate of the Secretary or Assistant Secretary of the Buyer certifying the names and signatures of the officers of the Buyers authorized to sign this Agreement, and the other documents contemplated hereunder; and

(h) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonable satisfactory in form and substance to the Seller.

Except for the conditions contained in paragraph (f) of this Section 7.2, the Seller may waive any condition specified in this Section 7.2 by a writing so stating delivered to the Buyer at or prior to the Closing.

7.3 Deemed Waiver. If either Party is not obligated to consummate the Closing pursuant to this Agreement, but nevertheless elects to consummate the Closing, and the other Party is obligated to consummate the Closing, the Parties shall proceed with the consummation of the Closing as if all Parties were obligated to do so, and the Party who is not obligated to proceed but elects to do so shall be deemed to have specifically waived in writing, as provided in Section 7.1 and Section 7.2, as the case may be, the fulfillment of the condition or conditions, the nonfulfillment of which excused the obligation of said Party to perform pursuant to this Agreement as contemplated by Section 7.1 and Section 7.2, as the case may be.

ARTICLE VIII
TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

(b) the Buyer (if the Buyer is not then in breach of this Agreement) may terminate this Agreement by giving written notice to the Seller at any time prior to Closing (i) (1) in the event the representations and warranties of the Seller set forth in Article III (other than those that address matters of a particular date) shall not be true and correct in all material respects (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) and (2) the representations and warranties of the Seller set forth in Article III that address matters as of a particular date shall not be true and correct as of such date(s) (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), with such exceptions in the case of all of the representations and warranties described in clauses (1) and (2), taken together, as have not had and would not reasonably be expected to have as of the Closing Date, individually or in the aggregate, a Material Adverse Effect, the Buyer has notified the Seller of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 7.1 or 7.2;

(c) the Seller (if the Seller is not then in breach of this Agreement) may terminate this Agreement by giving written notice to the Seller at any time prior to Closing (i) (1) in the event the representations and warranties of the Buyer set forth in Article IV (other than those that address matters of a particular date) shall not be true and correct in all material respects (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein) and (2) the representations and warranties of the Buyer set forth in Article IV that address matters as of a particular date shall not be true and correct as of such date(s) (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), with such exceptions in the case of all of the representations and warranties described in clauses (1) and (2), taken together, as have not had and would not reasonably be expected to have as of the Closing Date, individually or in the aggregate, a Material Adverse Effect, the Seller has notified the Buyer of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of ten (10) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before December 31, 2008, by reason of the failure of any condition precedent under Section 7.1 or 7.2;

(d) Either of the Parties may terminate this Agreement if any court or Governmental Entity has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination.

(a) Except as hereinafter provided in this Section 8.2, if either Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party; provided, however, that the Confidentiality Agreement referred to in Section 6.5 shall survive any such termination.

(b) In the event the Buyer terminates this Agreement pursuant to Section 8.1(b)(i), the Buyer shall be entitled to pursue all legal and equitable remedies against the Seller for such breach or failure to perform.

(c) In the event the Seller terminates this Agreement pursuant to Section 8.1(c)(i) (whether or not the Seller is then also entitled to terminate this Agreement pursuant to Section 8.1(c)(ii)), the Seller shall be entitled to pursue all legal and equitable remedies against the Buyer for such breach or failure to perform, including, but not limited to, specific performance.

(d) All costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the nonbreaching Party in connection with enforcing its rights hereunder with respect to a breach shall be paid by the breaching Party.

8.3 Fees and Expenses. Except as otherwise provided herein, the reasonable costs, fees and expenses incurred in connection with the negotiation, drafting and execution of this Agreement and the consummation of the transactions contemplated hereby (including the reasonable fees and expenses of counsel, accountants and appraisers) shall be paid by the Party incurring such fees or expenses.

ARTICLE IX
SURVIVAL; INDEMNIFICATION

9.1 Survival. The Parties agree that the representations, warranties, covenants and agreements contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until the first anniversary of the Closing Date (the “Cut-Off Date”); except for the representations and warranties contained in each of Section 3.1, Section 3.2, Section 3.3, Section 3.8 and Section 3.34, which shall survive for the applicable statute of limitations; provided that the covenants and agreements in each of Section 6.8, Section 6.9, Section 6.10 and Section 6.13 shall survive the Closing in accordance with its terms. No claim for breach of any representation, warranty, covenant or agreement contained in this Agreement may be brought after the Cut-Off Date, except for claims (a) of which the Seller has been notified in writing with reasonable specificity by the Buyer prior to the Cut-Off Date, (b) of which the Buyer has been notified in writing with reasonable specificity by the Seller prior to the Cut-Off Date, or (c) for breach of Section 6.8, Section 6.9, Section 6.10 or Section 6.13.

9.2 Indemnification of the Buyer. Subject to the other terms of this Article IX, from and after the Closing:

(a) The Seller agrees to indemnify the Buyer and hold it harmless against and in respect of any and all damages, losses, expenses, costs, obligations and liabilities, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Buyer that arise or result from (as determined in each case by an order of a court of competent jurisdiction or by written agreement of the Seller and the Buyer) (i) any breach of any of the representations or warranties contained in Article III or contained in any certificate delivered at the Closing by the Seller pursuant to this Agreement; or (ii) the failure of the Seller to perform any of its covenants or agreements contained herein.

(b) Notwithstanding the foregoing, the Buyer’s right to make claims against the Seller under this Section 9.2 shall be subject to the following limitations and conditions:

(i) no claim shall be made unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer exceeds $250,000;

(ii) indemnification payments by Seller hereunder shall not exceed in the aggregate $6,300,000;

(iii) no claim shall be made with respect to Losses arising out of any breach (or facts constituting a breach) of this Agreement that, to the Knowledge of Buyer, exist prior to the Agreement Date;

(iv) no claim shall be made with respect to Losses arising out of any breach of representations or warranties in Article III or the covenants in Article VI to the extent that a corresponding reserve for such Losses has been made on the Balance Sheet or to the extent such amount is reflected in the Current Liabilities that are used to compute the Net Working Capital; and

(v) no claim shall be made for consequential damages, punitive or exemplary damages, special damages, lost profits, incidental damages, indirect damages, unrealized expectations or other similar items.

In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of (a) any insurance proceeds that may be received by the Buyer or any Company or Subsidiary upon the timely submission of claims in respect thereof and after giving effect to any applicable deductible or retention (which recoveries the Buyer agrees to use, or to cause such Company or such Subsidiary to use, diligent efforts to obtain) and (b) any other third party recoveries received by the Buyer, a Company or a Subsidiary in respect of such Losses (which recoveries the Buyer agrees to use, or to cause such Company or such Subsidiary to use, diligent efforts to obtain). If an indemnification payment is received by the Buyer, and the Buyer, a Company or a Subsidiary later receives insurance proceeds and other third party recoveries in respect of the related Losses, the Buyer shall immediately pay to the Seller a sum equal to the lesser of (y) the actual amount of such insurance proceeds and other third party recoveries or (z) the actual amount of the indemnification payment previously paid by the Seller with respect to such Losses.

9.3 Indemnification of the Seller. Subject to the other terms of this Article IX, from and after the Closing, the Buyer agrees to indemnify the Seller and hold the Seller harmless against and in respect of any and all Losses which arise or result from: (a) any breach of any of the representations or warranties of the Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement or (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein.

9.4 Procedure for Indemnification.

(a) Any Party entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying Party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof, and the basis therefor. The indemnifying Party will be relieved of its indemnification obligations hereunder to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice. The Party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Party seeking indemnification (unless reasonably necessary to protect the rights of the Party seeking indemnification) until the later of (i) the expiration of the thirty (30) day response period or (ii) thirty (30) days following the expiration of the thirty (30) day response period if a response, received within such thirty (30) day period by the Party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).

(b) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified Party, and, in connection therewith, the Party claiming indemnification shall cooperate fully with the indemnifying Party and make available to the indemnifying Party all pertinent information under its control; provided, that the indemnified Party may participate in any proceeding with counsel of its choice at its expense. In such event, the indemnifying Party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Seller, as the indemnifying Party, that involves any action by the Buyer other than compliance with customary obligations to limit disclosure of the terms thereof and the payment of money (which is paid in full by the Seller, subject to the applicable conditions and limits contained in this Article IX) shall not be concluded without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned; and provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying Party, that involves any action other than compliance with customary obligations to limit disclosure of the terms thereof and the payment of money (which is to be paid in full by the Buyer) shall not be concluded without the prior written approval of the Seller, which approval shall not be unreasonably withheld, delayed or conditioned.

(c) Without limiting the generality of the foregoing, the Buyer will, and will cause employees of the Buyer, the Companies and the Subsidiaries to, cooperate fully with the Seller in connection with any matter for which the Seller is the indemnifying Party. Such cooperation shall include (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Seller and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial, and (iii) providing to the Seller and/or its counsel all information under the control of the Buyer, any Company or any Subsidiary that is deemed necessary by the Seller and/or its counsel for the defense or prosecution of such matter.

9.5 Remedies Exclusive. The remedies provided in this Article IX shall be the exclusive remedies of the Parties hereto and their heirs, successors and assigns after the Closing in connection with the transactions contemplated by this Agreement, including any breach or non-performance of any representation, warranty, covenant or agreement contained herein, except (i) in the case of actual fraud, in which case the defrauded Party shall have all rights and remedies available under this Agreement and available under the law against the Party that committed such actual fraud and (ii) specific performance of post-Closing covenants. Without limiting the foregoing, the sole source of payment for any indemnification obligations of the Seller shall be the Escrow Amount held by the Escrow Agent; provided that claims based on actual fraud shall not be limited to the Escrow Amount. No Party may commence any suit, action or proceeding against any other Party hereto with respect to the subject matter of this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to bring a claim (a) to enforce such Party’s express rights under Section 6.9 or this Article IX, (b) for actual fraud against the Party that committed such actual fraud or (c) specific performance of post-Closing covenants. The provisions of this Article IX constitute an integral part of the consideration given pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Final Purchase Price payable to the Seller.

9.6 Treatment of Indemnity Payments. To the maximum extent permitted by Law, it is the intention of the Parties to treat any indemnity payment made under this Agreement as an adjustment to the Final Purchase Price for all purposes, and the Parties agree to file their Tax Returns accordingly.

ARTICLE X
MISCELLANEOUS

10.1 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 6.8 concerning insurance are intended for the benefit of the individuals specified therein and their respective legal representatives.

10.3 Agreement. This Agreement (including the Disclosure Schedule, the Exhibits hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof (other than the Confidentiality Agreement).

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Notwithstanding anything to the contrary set forth herein, after the Closing, the Buyer may assign and transfer to any entity providing the financing to the Buyer for the transactions contemplated by this Agreement (or any refinancing of such financing) as collateral security for such financing all of the Buyer’s interest, rights and remedies of such parties in, to and with respect to this Agreement. Each party to this Agreement and their assigns expressly consent to such assignment after the Closing. Any such assignment shall be made for collateral security purposes only and will not release or discharge any party from any obligations it may have pursuant to this Agreement, nor increase or expand in any way Seller’s obligations hereunder. The Buyer may (a) authorize such financing sources to assert, either directly or on behalf of the Buyer, any claims such party may have against Seller under this Agreement and (b) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of such party for the purpose of enabling the financing sources to assert and collect any such claims.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. For purposes hereof, facsimile copies hereof and facsimile signatures hereof shall be authorized and deemed effective.

10.6 Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given upon receipt if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Country Road Communications LLC
56 Campus Drive
New Gloucester, Maine 04062
Attn: Stuart Wiet, Chief Financial Officer
Fax: (207) 699-0383
E-mail: sswiet@aol.com

and

ABRY Partners LLC
111 Huntington Avenue
Boston, MA 02199
Attn: Jay Grossman
Fax: (617) 859-8797
E-mail: jgrossman@abry.com

With copies (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attn: Lawrence Gennari
Fax: (617) 248-4000
E-mail: lgennari@choate.com

and

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Attn: John L. Kuehn
Fax: (212) 446-6460
E-mail: jkuehn@kirkland.com

If to Buyer:

Otelco Inc.
505 Third Avenue East
Oneonta, Alabama 35121
Attn: Michael Weaver
Fax: (205) 625-3528
Email: mike@otelcotel.com

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
250 Park Avenue
New York, New York 10177
Attn: Steven Khadavi
Fax: (212) 953-7201
E-mail: khadavi.steven@dorsey.com

Either Party may also send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.8 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future direct or indirect director, officer, employee, general or limited partner or member of the Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by an legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attached to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the Seller or any current or future member of the Seller or any current or future director, officer, employee, partner or member of the Seller or of any Affiliate or assignee thereof, as such, for any obligation of the Seller under this Agreement or any documents or instruments delivered in connection with this Agreement or any claim based on, in respect of or by reason of such obligations or their creation.

10.9 Privilege and Related Matters. Buyer acknowledges that the Companies and the Subsidiaries have been represented by the law firms of Choate, Hall & Stewart LLP and Kirkland & Ellis LLP (collectively, the “Firms”) in connection with the transactions contemplated by this Agreement. The Parties agree that, although the representation by the Firms in such transactions has, in part, nominally been of the Seller, the Companies and the Subsidiaries, the true clients have been certain of the Seller’s members. As a consequence, the Parties agree that: (i) the holder of the privilege with respect to any discussions with any client of either Firm relative to such transactions on or prior to the Closing Date will be the Seller and such members and no Company or Subsidiary shall have the rights thereto; and (ii) that none of the Parties hereto shall take any action to attempt to disqualify either Firm from representing the Seller (or its members) in connection with any dispute relating to this Agreement, any related agreement or any such transactions based on the representation by such Firm of any Company or Subsidiary in connection therewith on or prior to the Closing Date.

10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.11 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

10.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

OTELCO INC.

By:	/s/ Michael D. Weaver
Name:	Michael D. Weaver
Title:	Chief Executive Officer

COUNTRY ROAD COMMUNICATIONS LLC

By:	/s/ Harry S. Bennett
Name:	Harry S. Bennett
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]